Exhibit 1.1

ONE GAS, INC.

COMMON STOCK (PAR VALUE $0.01 PER SHARE)

EQUITY DISTRIBUTION AGREEMENT

February 26, 2020

February 26, 2020

To:

Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036

BofA Securities, Inc. One Bryant Park New York, New York 10036	Bank of America, N.A. One Bryant Park New York, New York 10036	BofA Securities, Inc. One Bryant Park New York, New York 10036

Mizuho Securities USA LLC 1271 Avenue of the Americas New York, New York 10022 As Managers	Mizuho Markets Americas LLC 1271 Avenue of the Americas New York, New York 10022 As Forward Purchasers	Mizuho Securities USA LLC 1271 Avenue of the Americas New York, New York 10022 As Forward Sellers

Ladies and Gentlemen:

ONE Gas, Inc., an Oklahoma corporation (the “Company”), confirms its agreement (this “Agreement”) with Morgan Stanley & Co. LLC, BofA Securities, Inc. and Mizuho Securities USA LLC (each, in its capacity as sales agent in connection with the offering and sale of Issuance Shares (as defined below) hereunder, a “Manager” and collectively, the “Managers”), Morgan Stanley & Co. LLC, Bank of America, N.A. and Mizuho Markets Americas LLC (each, in its capacity as purchaser under any Forward Contract (as defined below), a “Forward Purchaser” and collectively, the “Forward Purchasers”) and Morgan Stanley & Co. LLC, BofA Securities, Inc. and Mizuho Securities USA LLC (each, as agent for its affiliated Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares (as defined below) hereunder, a “Forward Seller” and collectively, the “Forward Sellers”), as set forth in this Agreement. The Company proposes to offer and/or issue and sell on the terms set forth in this Agreement, shares of its common stock, par value $0.01 per share (“Common Stock”), having an aggregate gross sales price of up to $250,000,000. The Issuance Shares and the Forward Hedge Shares offered and sold pursuant to this Agreement shall be referred to herein as the “Shares”.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (File No. 333-236658), including a prospectus, on Form S-3, relating to the securities described therein (the “Shelf Securities”), including the Shares, to be offered from time to time by the Company. The registration statement as of its most recent effective date, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities and filed as part of the Registration Statement, together with any amendments or supplements thereto (other than a prospectus supplement relating solely to the offering of Shelf Securities other than the Shares) as of the most recent effective date of the Registration Statement, is hereinafter referred to as the “Basic Prospectus”. “Prospectus

Supplement” means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act on or before the second business day after the date hereof, in the form furnished by the Company to the Managers, the Forward Purchasers and the Forward Sellers in connection with the offering of the Shares. Except where the context otherwise requires, “Prospectus” means the Basic Prospectus, as supplemented by the Prospectus Supplement and the most recent Interim Prospectus Supplement (as defined in Section 6(b) below), if any. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act. “Permitted Free Writing Prospectuses” means the documents listed on Schedule I hereto or otherwise approved in writing by the Managers, the Forward Purchasers and the Forward Sellers in accordance with Section 6(a), and “broadly available road show” means any road show as defined in Rule 433(h) under the Securities Act. As used herein, the terms “Registration Statement”, “Basic Prospectus”, “Prospectus Supplement”, “Interim Prospectus Supplement” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein (the “Incorporated Documents”).

For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Actual Sold Forward Amount” means, for any Forward Hedge Selling Period for any Forward, the number of Forward Hedge Shares that a Forward Seller has sold during such Forward Hedge Selling Period.

“Forward” means the transaction resulting from the delivery by the Company, and the acceptance by the relevant Forward Purchaser, of a Forward Placement Notice, subject to the terms and conditions of this Agreement and the applicable Forward Contract.

“Forward Contract” means, for each Forward, the contract evidencing such Forward between the Company and a Forward Purchaser, which shall be comprised of the Master Forward Confirmation and the related “Supplemental Confirmation” (as defined in the Master Forward Confirmation) for such Forward.

“Forward Date” means any Trading Day that a Forward Placement Notice is delivered or deemed to be delivered pursuant to Section 2(b).

“Forward Hedge Amount” means the aggregate Sales Price of the Forward Hedge Shares to be sold by a Forward Seller with respect to any Forward as specified in the Forward Placement Notice for such Forward, subject to the terms and conditions of this Agreement.

“Forward Hedge Price” means, for any Forward Contract, the product of (x) an amount equal to one (1) minus the Forward Hedge Selling Commission Rate for such Forward Contract; and (y) the “Volume-Weighted Hedge Price” (as defined in the Master Forward Confirmation) for such Forward Contract.

“Forward Hedge Selling Commission” means, for any Forward Contract, the product of (x) the Forward Hedge Selling Commission Rate for such Forward Contract and (y) the “Volume-Weighted Hedge Price” (as defined in the Master Forward Confirmation) for such Forward Contract.

“Forward Hedge Selling Commission Rate” means, for any Forward Contract, a rate mutually agreed between the Company and a Forward Seller, not to exceed 2%.

“Forward Hedge Selling Period” means the period of consecutive Trading Days (as determined by the Company in its sole discretion and specified in the applicable Forward Placement Notice) beginning on, and including, the Trading Day immediately following the Trading Day on which such Forward Placement Notice is delivered or deemed to be delivered pursuant to Section 2(b); provided, that if, prior to the scheduled end of any Forward Hedge Selling Period, (x) any event occurs that would permit a Forward Purchaser to designate a “Scheduled Trading Day” as a “Termination Settlement Date” (as each such term is defined in the Master Forward Confirmation) under, and pursuant to, the provisions opposite the caption “Termination Settlement” in the Master Forward Confirmation or (y) an “Insolvency Filing” (as such term is defined in the Master Forward Confirmation) occurs, then the Forward Hedge Selling Period shall immediately terminate as of the first such occurrence (or, if later, when persons at the Forward Seller responsible for executing sales of Forward Hedge Shares become aware of such occurrence).

“Forward Hedge Settlement Date” means the second Trading Day (or such earlier day as is industry practice for regular-way trading) following each Trading Day during the applicable Forward Hedge Selling Period on which a Forward Seller sells any Forward Hedge Shares pursuant to this Agreement.

“Forward Hedge Shares” means all shares of Common Stock borrowed by a Forward Purchaser or its affiliate and offered and sold by the Forward Sellers in connection with any Forward that has occurred or may occur in accordance with the terms and conditions of this Agreement.

“Forward Placement Notice” means a written notice to a Forward Purchaser and a Forward Seller, as applicable, delivered in accordance with this Agreement in the form attached as Exhibit B specifying that it relates to a “Forward”.

“Issuance Shares” means all shares of Common Stock issued and sold through a Manager in accordance with the terms and conditions of this Agreement.

“Master Forward Confirmation” means any Master Confirmation, dated as of the date hereof, by and between the Company and any Forward Purchaser, including all provisions incorporated by reference therein, substantially in the form attached as Exhibit C.

“Sales Price” means, for each Forward Hedge Share or each Issuance Share, the actual sale execution price of each Forward Hedge Share or Issuance Share, respectively, sold by a Forward Seller or a Manager, as applicable, on the New York Stock Exchange, in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties in other methods of sale.

“Settlement Date” means any Forward Hedge Settlement Date or any Issuance Shares Settlement Date (as defined below).

“Trading Day” means any day which is a trading day on the New York Stock Exchange (the “Exchange”), other than a day on which the Exchange is scheduled to close prior to its regular weekday closing time.

1.	A. Representations and Warranties of the Company. The Company represents and warrants to and agrees with the Managers, the Forward Purchasers and the Forward Sellers that:

(a)    Compliance with Securities Laws. (i)(A) At the respective times the Registration Statement and each amendment thereto became effective, (B) at each deemed effective date with respect to the Managers pursuant to Rule 430B(f)(2) under the Securities Act (each, a “Deemed Effective Time”), (C) as of each time Shares are sold pursuant to this Agreement (each, a “Time of Sale”), (D) at each Settlement Date (as defined herein), (E) at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule) in connection with any sale of Shares (the “Delivery Period”), and (F) as of the date hereof, the Registration Statement complied and will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder; (ii) the Basic Prospectus complied, or will comply, at the time it was, or will be filed, with the Commission, complies as of the date hereof (if filed with the Commission on or prior to the date hereof) and, as of each Time of Sale and at all times during the Delivery Period, will comply, in each case in all material respects, with the Securities Act and the rules and regulations of the Commission thereunder; and (iii) each of the Prospectus Supplement, any Interim Prospectus Supplement and the Prospectus will comply, as of the date that such document is filed with the Commission, as of each Time of Sale, as of each Settlement Date and at all times during the Delivery Period, in all material respects with the rules and regulations under the Securities Act.

(b)    General Disclosure Package. (i) As of the date hereof, at the respective times the Registration Statement and each amendment thereto became effective and at each Deemed Effective Time, the Registration Statement did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) as of each Time of Sale, the Prospectus (as amended and supplemented at such Time of Sale) and any Permitted Free Writing Prospectus then in use, considered together (collectively, the “General Disclosure Package”), did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (iii) as of its date, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (iv) at any Settlement Date, the Prospectus (as amended and supplemented as of such Settlement Date) did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty in this Section 1(A)(b) with respect to any statement or omission made in the Registration Statement, Prospectus or in the General Disclosure Package, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by the Managers, the Forward Purchasers or the Forward Sellers expressly for use in the Prospectus or in the General Disclosure Package, or any amendment or supplement thereto.

(c)    Permitted Free Writing Prospectus. The Company (including its agents and representatives, other than the Managers, the Forward Purchasers and the Forward Sellers, each in their respective capacities) have not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes a free writing prospectus other than a Permitted Free Writing Prospectus, which includes (i) the documents listed on Schedule I hereto as constituting part of the General Disclosure Package and (ii) any broadly available road show or other written communications, in each case approved in writing in advance by the Managers, the Forward Purchasers and the Forward Sellers. Each such Permitted Free Writing Prospectus complies or will comply in all material respects with the Securities Act and the rules and regulations of the Commission thereunder, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Registration Statement and the Prospectus accompanying, or delivered prior to delivery of, such Permitted Free Writing Prospectus, did not, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies the Managers, the Forward Purchasers and the Forward Sellers, and will not, when considered together with the General Disclosure Package, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any statements or omissions made in each such Permitted Free Writing Prospectus in reliance upon and in conformity with information relating to the Managers, the Forward Purchasers or the Forward Sellers furnished to the Company in writing by the Managers, the Forward Purchasers or the Forward Sellers expressly for use in any Permitted Free Writing Prospectus.

(d)    Registration Statement. The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering has been initiated or, to the knowledge of the Company, threatened by the Commission.

(e)    Incorporated Documents. The documents incorporated by reference in each of the Registration Statement, the Prospectus and the General Disclosure Package and the Incorporated Documents, when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further Incorporated Documents, when they become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)    Financial Statements. The financial statements and the related schedules and notes thereto included or incorporated by reference in the General Disclosure Package and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the U.S. (“GAAP”) applied on a consistent basis throughout the periods covered thereby, and the supporting schedules included or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the information required to be stated therein; the selected financial data and the summary financial information included or incorporated by reference in each of the Registration Statement, General Disclosure Package and Prospectus have been derived from the accounting records of the Company and its subsidiaries and present fairly in all material respects the information shown therein. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Registration Statement, Prospectus and the General Disclosure Package fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(g)    No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Prospectus, there has not been any material adverse change in the business, properties, financial position, results of operations, business affairs or business prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

(h)    Organization and Good Standing. The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, except where that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have a Material Adverse Effect. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, except for entities that have been omitted pursuant to Item 601(b)(21) of Regulation S-K.

(i)    Capitalization. The Company has the authorized capitalization as set forth in the General Disclosure Package and the Prospectus; all the outstanding shares of capital stock or other equity interests of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and all the outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, other than transfer restrictions under applicable securities laws or organizational documents, claims for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or other claims arising by operation of law. The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Registration Statement, the General Disclosure Package and the Prospectus.

(j)    Due Authorization. The Company has the full right, power and authority to execute and deliver this Agreement, and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement, the Master Forward Confirmation (and each “Supplemental Confirmation” under the Master Forward Confirmation) (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby has been duly and validly taken.

(k)    The Shares. The Issuance Shares, the Forward Hedge Shares and any shares of the Company’s Common Stock to be delivered by the Company under a Supplemental Confirmation have been, or will have been at such time of such issuance, duly authorized by the Company for issuance pursuant to this Agreement or the Forward Contract, as the case may be, against payment of the consideration therefor specified herein or therein, will be validly issued, fully paid and non-assessable, and such issuance will not be subject to any preemptive or similar rights.

(l)    Transaction Documents. Each of the Transaction Documents has been, or in the case of any Supplemental Confirmation, shall have been at the time of execution, duly authorized, executed and delivered by the Company. Assuming due execution and delivery by all other parties thereto, each Transaction Document constitutes or, in the case of any Supplemental Confirmation shall constitute, a valid and binding agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally (ii) public policy limitations, or (iii) equitable principles relating to enforceability (regardless of whether enforcement is considered in a proceeding in equity or at law).

(m)    Description of the Transaction Documents. Each Transaction Document conforms, or in the case of any Supplemental Confirmation, shall conform, in all material respects to the description thereof contained in each of the Registration Statement, the General Disclosure Package and the Prospectus.

(n)    No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or bylaws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries, or any of their properties, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect.

(o)    No Conflicts. The execution and delivery by the Company of, and the performance by the Company of its obligations under, each of the Transaction Documents to which it is a party, the issuance and sale of the Issuance Shares by the Company through the Managers, the offering and sale of any Forward Hedge Shares, and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any property, right or asset of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(p)    No Consents Required. No consent, approval, authorization or order of, or qualification with, any governmental or regulatory authority having jurisdiction over the Company is required for the performance by the Company of its respective obligations under the Transaction Documents, the issuance and sale of the Issuance Shares, the offering and sale of any Forward Hedge Shares and the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications (A) as may be required under applicable securities laws of any state or foreign jurisdiction in connection with the offering of the Issuance Shares by the Managers or the offering of the Forward Hedge Shares by the Forward Purchasers and the Forward Sellers or (B) as have been obtained prior to the date herewith.

(q)    Legal Proceedings. Except as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal, governmental or regulatory actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) or, to the knowledge of Company, investigations, pending to which the Company or any of its subsidiaries is or is reasonably likely to be a party or to which any property of the Company or any of its subsidiaries is or is reasonably likely to be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to result in a Material Adverse Effect; no such Actions or investigations which could reasonably be expected to have a Material Adverse Effect have been threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority; and (i) there are no current or pending Actions that are required under the Securities Act to be described in the Registration Statement, the General Disclosure Package or the Prospectus that are not so described in the Registration Statement, the General Disclosure Package and the Prospectus and (ii) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement and the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the General Disclosure Package and the Prospectus.

(r)    Independent Accountants. PricewaterhouseCoopers LLP, who has certified certain financial statements of the Company and its subsidiaries is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(s)    Title to Real and Personal Property. The Company and its subsidiaries have good title to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(t)    Intellectual Property. (i) The Company and its subsidiaries own, possess, license or have the right to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in the conduct of their respective businesses, except where the failure to own, possess, license or have the right to use any Intellectual Property could not reasonably be expected to result in a Material Adverse Effect; (ii) the Company and its subsidiaries have not received any written notice of any claim relating to Intellectual Property; and (iii) to the knowledge of the Company, the Intellectual Property of the Company and their subsidiaries is not being infringed, misappropriated or otherwise violated by any person.

(u)    Investment Company Act. The Company is not, and, after giving effect to the offering and sale of the Shares, the application of the proceeds thereof (including, in the case of any Forward Hedge Shares, at the settlement of the related Forward Contract) and the transactions contemplated by the Master Forward Confirmation and each “Supplemental Confirmation” executed in connection with the Master Forward Confirmation and the application of any proceeds received under the Forward Contract, as described in each of the Registration Statement, the General Disclosure Package and the Prospectus under the heading “Use of Proceeds” will not be an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(v)    Taxes. The Company and its subsidiaries have (i) paid all federal, state, local and foreign taxes, other than those being contested in good faith and for which reserves considered adequate by Company management have been provided and (ii) filed (or requested extensions to file) all tax returns required to be paid or filed through the date hereof; except in each case as otherwise disclosed in each of the Registration Statement, the General Disclosure Package and the Prospectus, or where the failure to pay or file (as applicable) could not reasonably be expect to result in a Material Adverse Effect, and there is no tax deficiency that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(w)    Licenses and Permits. The Company and its subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect.

(x)    No Labor Disputes. Except as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, no labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Company’s or any of the Company’s subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

(y)    Compliance with Environmental Laws. Except as otherwise disclosed in each of the Registration Statement, the General Disclosure Package or the Prospectus, to the knowledge of the Company: (i) the Company and its subsidiaries (x) are in compliance with all, and have not violated any, applicable federal, state and local laws (including common law), rules, regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to pollution or the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (y) have received and are in compliance with all, and have not violated any, permits, licenses, certificates or other authorizations or approvals required of them under any Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability or obligation under or relating to, or any actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of (i) and (ii) above, for any such matter as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) except as described in each of the General Disclosure Package and the Prospectus, (x) there is no proceeding that is pending, or that is known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceeding regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (y) the Company and its subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, and (z) none of the Company or its subsidiaries anticipates material capital expenditures relating to any Environmental Laws.

(z)    Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or any entity that would be regarded as a single employer with the Company under Section 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in compliance in all material respects with any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii)(iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no Plan has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iv) ) no “reportable event” (within the meaning of Section 4043(c) of ERISA and the regulations promulgated thereunder) has occurred for which the Company or any member of its Controlled Group would have any material liability; (v) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification; and (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guarantee Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA).

(aa)    Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(bb)    Accounting Controls. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as disclosed in each of the Registration Statement, the General Disclosure Package and the Prospectus, there are no material weaknesses or significant deficiencies in the Company’s internal controls.

(cc)    XBRL Data. The Registration Statement and the documents incorporated by reference therein include and incorporate by reference all XBRL Data required to be included therein; and the XBRL Data included or incorporated by reference in the Registration Statement or the documents incorporated by reference therein fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(dd)    Insurance. The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its subsidiaries and their respective businesses, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(ee)    No Unlawful Payments. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, (i) any director, officer or employee of the Company or any of its subsidiaries or (ii) any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee , including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (D) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce policies and procedures designed to promote and ensure compliance in all material respects with all applicable anti-bribery and anti-corruption laws.

(ff)    Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(gg)    No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, employee agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria (each, a “Sanctioned Country”); and the Company and its subsidiaries will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the offering of the Shares hereunder, whether as agent, underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries has not knowingly engaged in, and are not now knowingly engaged in, any dealings or transactions with (i) any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or (ii) any Sanctioned Country.

(hh)    Data Security. Except as may be disclosed in the Prospectus and the General Disclosure Package, there has been no security breach or other compromise of or relating to any of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers and vendors and any third party data maintained by or on behalf of them used in connection with their businesses) or equipment (collectively, “IT Systems and Data”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries are presently in compliance with all applicable laws and statutes, all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, all internal policies and all contractual obligations relating to the privacy and security of their IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)    No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(jj)    No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than the Transaction Documents) that would give rise to a valid claim against any of them or any Manager, Forward Purchaser or Forward Seller for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(kk)    No Registration Rights. No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Shares.

(ll)    No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(mm)    Industry Statistical and Market Data. The statistical, industry-related and market-related data included or incorporated by reference in each of the Registration Statement, the Prospectus and the General Disclosure Package are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate and such data is consistent with the sources from which they are derived, in each case in all material respects.

(nn)    Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(oo)    Status under the Securities Act. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Securities Act, in each case at the times specified in the Securities Act in connection with the offering of the Securities.

(pp)    Listing. All of the Shares that have been or may be sold under this Agreement have been approved for listing, subject only to official notice of issuance, on the New York Stock Exchange (the “Exchange”).

(qq)     “Actively-Traded” Status. The Common Stock is an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by Rule 101(c)(1) thereunder.

B.    Representation and Warranty of the Forward Sellers. Each of the Forward Sellers severally represents and warrants to, and agrees with, the Managers that this Agreement has been duly authorized, executed and delivered by the Forward Sellers, and the Forward Sellers will have full right, power and authority to sell, transfer and deliver the Forward Hedge Shares.

2.

Sale of Issuance Shares and Forward Hedge Shares. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company and the Managers, the Forward Purchasers and the Forward Sellers agree that the Company may from time to time seek to (i) sell Issuance Shares through the Managers, acting as sales agent, and (ii) offer Forward Hedge Shares through the Forward Purchasers and the Forward Sellers as follows:

(a)    The Company may submit its orders to a Manager by telephone (including any price, time or size limits or other customary parameters or conditions) to sell Issuance Shares on any Trading Day (as defined herein) which order shall be confirmed by the Manager (and accepted by the Company) by electronic mail using a form substantially similar to that attached hereto as Exhibit A.

(b)    (i) Subject to the terms and conditions hereof, such Manager shall use commercially reasonable efforts consistent with its normal trading and sales practices to execute any Company order submitted to it hereunder to sell Issuance Shares with respect to which such Manager has agreed to act as sales agent. The Company acknowledges and agrees that (x) there can be no assurance that such Manager will be successful in selling the Issuance Shares, (y) such Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Issuance Shares for any reason and (z) such Manager shall be under no obligation to purchase Issuance Shares on a principal basis pursuant to this Agreement unless a written acceptance has been delivered by the Company to such Manager.

(ii)    Subject to the terms and conditions set forth in the Transaction Documents, on any Trading Day, the Company may deliver a Forward Placement Notice executed by an authorized officer of the Company to a Forward Purchaser and a Forward Seller. The Forward Purchaser and the Forward Seller may accept the Forward Placement Notice by e-mail to one of the individuals at the Company named on Schedule II hereto, as such Schedule may be amended from time to time, confirming the terms of such Forward Placement Notice. Upon the delivery of a Forward Placement Notice to the Forward Purchaser and the Forward Seller and the Forward Purchaser’s and the Forward Seller’s acceptance of such Forward Placement Notice by e-mail confirming the terms of such Forward Placement Notice, and unless the sale of the Forward Hedge Shares described therein has been suspended or otherwise terminated in accordance with the terms of this Agreement or the Master Forward Confirmation, the Forward Purchaser will use commercially reasonable efforts to borrow Forward Hedge Shares up to the amount specified and the Forward Seller will use commercially reasonable efforts consistent with its normal trading and sales practices to sell such Forward Hedge Shares, and otherwise in accordance with the terms of such Forward Placement Notice. The number of Forward Hedge Shares that the Forward Purchaser shall use commercially reasonable efforts to borrow and that the Forward Seller shall use commercially reasonable efforts to sell pursuant to such Forward shall have an aggregate actual sale execution price equal to the Forward Hedge Amount set forth in the Forward Placement Notice accepted by the Forward Purchaser and the Forward Seller.

(iii)    A Forward Placement Notice or any amendment thereto shall be deemed delivered on the Trading Day that it is received by facsimile or otherwise (and the Company confirms such delivery by e-mail notice or by telephone (including voicemail message)) by the Forward Purchaser and the Forward Seller. No Forward Placement Notice may be delivered if an ex-dividend date or ex-date, as applicable for any dividend or distribution payable by the Company on the Common Stock, is scheduled to occur during the period from, but excluding, the first scheduled Trading Day of the related Forward Hedge Selling Period to, and including, the last scheduled Trading Day of such Forward Hedge Selling Period.

(iv)    No later than the opening of the Trading Day next following the last Trading Day of each Forward Hedge Selling Period (or, if earlier, the date on which any Forward Hedge Selling Period is terminated in accordance with the terms of this Agreement or the Master Forward Confirmation), the Forward Purchaser shall execute and deliver to the Company, and the Company shall execute and return to the Forward Purchaser, a “Supplemental Confirmation” in respect of the Forward for such Forward Hedge Selling Period, which “Supplemental Confirmation” shall set forth the “Trade Date” for such Forward (which shall, subject to the terms of the Master Forward Confirmation, be the last Trading Day of such Forward Hedge Selling Period), the “Effective Date” for such Forward (which shall, subject to the terms of the Master Forward Confirmation, be the date one Settlement Cycle (as such term is defined in the Master Forward Confirmation) immediately following the last Trading Day of such Forward Hedge Selling Period), the initial “Base Amount” for such Forward (which shall, subject to the terms of the Master Forward Confirmation, be the Actual Sold Forward Amount for such Forward Hedge Selling Period), the “Maturity Date” for such Forward (which shall, subject to the terms of the applicable Master Forward Confirmation, be the date that follows the last Trading Day of such Forward Hedge Selling Period by the number of days, months or years set forth opposite the caption “Term” in the Forward Placement Notice for such Forward, which number of days, months or years shall in no event be less than two (2) months nor more than eighteen (18) months), the “Forward Price Reduction Dates” for such Forward (which shall be each of the dates set forth below the caption “Forward Price Reduction Dates” in the Forward Placement Notice for such Forward), the “Forward Price Reduction Amount” corresponding to such Forward Price Reduction Dates (which shall be each amount set forth opposite each “Forward Price Reduction Date” and below the caption “Forward Price Reduction Amounts” in the Forward Placement Notice for such Forward), the “Spread” for such Forward (which shall be the amount set forth opposite the term “Spread” in the Forward Placement Notice), the “Initial Forward Price” for such Forward (which shall be determined as provided in the Master Forward Confirmation), the “Volume-Weighted Hedge Price,” the “Specified Borrow Rate” (which shall be the rate set forth opposite the term “Specified Borrow Rate” in the Forward Placement Notice), the “Maximum Specified Borrow Rate” (which shall be the rate set forth opposite the term “Maximum Specified Borrow Rate” in the Forward Placement Notice), the “Forward

Shares,” the “Threshold Number of Shares” and the “Notice Settlement Number” (which shall be the number set forth opposite the term “Notice Settlement Number” in the Forward Placement Notice).

(v)    For each Forward, the Company shall be obligated to enter into a Forward Contract with the Forward Purchaser, and the Forward Purchaser shall be obligated to use commercially reasonable efforts to borrow, and the Forward Seller shall use commercially reasonable efforts consistent with its normal trading and sales practices to sell, the Forward Hedge Shares pursuant to such Forward only if and when the Company delivers a Forward Placement Notice to the Forward Purchaser and the Forward Seller and the Forward Purchaser and the Forward Seller have accepted such Forward Placement Notice as provided in Section 2(b)(ii). The Company shall have the right, in its sole discretion, to request that the Forward Seller and Forward Purchaser amend at any time and from time to time any Forward Placement Notice, and if such amendment is accepted by the Forward Purchaser and the Forward Seller, each of the Forward Purchaser and the Forward Seller shall, as soon as reasonably practicable after receiving notice of such amendment, modify its offers to sell or borrow, as applicable, consistent with any such amendment notice; provided, however, that (i) the Company may not amend the Forward Hedge Amount if such amended Forward Hedge Amount is less than the Actual Sold Forward Amount as of the date of such amendment and (ii) the Company shall not have the right to amend a Forward Placement Notice after the related “Supplemental Confirmation” has been delivered to the Company.

(vi)    Each of the Company, the Forward Purchasers and the Forward Sellers acknowledge and agree that: (x) there can be no assurance that the Forward Purchaser will be successful in borrowing or that the Forward Seller will be successful in selling Forward Hedge Shares; (y) a Forward Seller will incur no liability or obligation to the Company, the Forward Purchaser or any other person if it does not sell Forward Hedge Shares borrowed by the Forward Purchaser for any reason other than a failure by the Forward Seller to use commercially reasonable efforts consistent with its normal trading and sales practices to sell such Forward Hedge Shares as required under this Section 2(b); and (z) the Forward Purchaser will incur no liability or obligation to the Company, the Forward Seller or any other person if it does not borrow Forward Hedge Shares for any reason other than a failure by the Forward Purchaser to use commercially reasonable efforts to borrow such Forward Hedge Shares as required under this Section 2(b). Notwithstanding anything herein to the contrary, a Forward Purchaser’s obligation to use commercially reasonable efforts to borrow or cause its affiliate to borrow all or any portion of the Forward Hedge Shares (and a Forward Seller’s obligation to use commercially reasonable efforts consistent with its normal trading and sales practices to sell such portion of the Forward Hedge Shares) for any Forward hereunder shall be subject in all respects to clause (ii) of the provisions under the caption “Conditions to Effectiveness” in Section 3 of the Master Forward Confirmation. In acting hereunder, any Forward Seller will be acting as agent for the Forward Purchaser and not as principal.

(c)    The Company shall not authorize the issuance and sale of, and such Manager shall not sell any Issuance Shares and such Forward Seller shall not sell any Forward Hedge Shares, at a price lower than the minimum price therefor designated by the

Company pursuant to Section 2(a) above or in a number in excess of the number of Shares approved for listing on the Exchange, or in excess of the number or amount of Shares available for issuance on the Registration Statement for which the applicable registration fee has been paid, it being understood and agreed by the parties hereto that compliance with any such limitations regarding the number of Shares shall be the sole responsibility of the Company. In addition, the Company, on the one hand, or such Manager or Forward Seller, on the other hand, may, upon notice to the other party hereto by telephone (confirmed promptly by email or facsimile), suspend an offering of the Issuance Shares or Forward Hedge Shares pursuant to this Agreement; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Issuance Shares or Forward Hedge Shares sold hereunder prior to the giving of such notice.

(d)    Such Manager or Forward Seller shall provide written confirmation (which may be by facsimile or email) to the Company following the close of trading on the Exchange each day on which Shares are sold under this Agreement setting forth (i) the amount of Issuance Shares or the Actual Sold Forward Amount sold on such day, (ii) the gross offering proceeds received from such sale of the Shares, and (iii) in the case of the Issuance Shares, the commission payable by the Company to such Manager with respect to such sale of Issuance Shares.

(e)    At each Time of Sale, Settlement Date and Representation Date (as defined below), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date but modified to incorporate the disclosures contained in the Registration Statement and the Prospectus, in each case as amended or supplemented as of such date. Any obligation of each Manager, Forward Purchaser and Forward Seller to use commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares on behalf of the Company in their respective capacities shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 5 of this Agreement.

(f)    Notwithstanding any other provision of this Agreement, the Company, the Managers, the Forward Purchasers and the Forward Sellers agree that no sales of Shares shall take place, the Company shall not request the sales of any Shares that would be sold and the Managers, the Forward Purchasers and the Forward Sellers shall not be obligated to sell or offer to sell, (i) during any period in which the Company, in its sole discretion, determines that its insider trading policy, as it exists on the date of this Agreement, would prohibit the purchase or sale of Common Stock, or during any other period in which the Company is, or could be deemed to be, in possession of material non-public information or (ii) except as provided in Section 2(g), at any time from and including the date (each, an “Announcement Date”) on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files (a “Filing Time”) a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement.

(g)    If the Company wishes to offer Shares at any time during the period from and including an Announcement Date through and including the time that is 24 hours after the corresponding Filing Time, the Company shall (i) prepare and deliver to the Managers (with a copy to its counsel) a Current Report on Form 8-K which shall include substantially the same financial and related information as was set forth in the relevant Earnings Announcement (other than any earnings projections, similar forward-looking data and officers’ quotations) (each, an “Earnings 8-K”), in form and substance reasonably satisfactory to the Managers, the Forward Purchasers and the Forward Sellers, and obtain the consent of the Managers, the Forward Purchasers and the Forward Sellers to the filing thereof (such consent not to be unreasonably withheld), (ii) provide the Managers, the Forward Purchasers and the Forward Sellers with the officers’ certificate, opinions/letters of counsel and accountants’ letters called for by Sections 6(k), (l), (m) and (p), respectively, (iii) afford the Managers, the Forward Purchasers and the Forward Sellers the opportunity to conduct a due diligence review in accordance with Section 6(q) and (iv) file such Earnings 8-K with the Commission, then the provisions of clause (ii) of Section 2(f) shall not be applicable for the period from and after the time at which the foregoing conditions shall have been satisfied (or, if later, the time that is 24 hours after the time that the relevant Earnings Announcement was first publicly released) through and including the time that is 24 hours after the Filing Time of the relevant Quarterly Report on Form 10-Q or Annual Report on Form 10-K under the Exchange Act, as the case may be. For purposes of clarity, the parties hereto agree that (A) the delivery of any officers’ certificate, opinions/letters of counsel and accountants’ letters pursuant to this Section 2(g) shall not relieve the Company from any of its obligations under this Agreement with respect to any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, including, without limitation, the obligation to deliver officers’ certificates, opinions/letters of counsel and accountants’ letters as provided in Section 6 and (B) this Section 2(g) shall in no way affect or limit the operation of the clause (i) of Section 2(f), which shall have independent application.

3.

Fee. (a) The compensation to each Manager and Forward Seller for sales of the Shares hereunder shall be equal to up to 2% of the gross offering proceeds of the Shares sold by such Manager and Forward Seller pursuant to this Agreement.

(b)    The Company shall pay for all fees and disbursements of counsel for the Managers, the Forward Purchasers and the Forward Sellers incurred in connection with this Agreement and the transactions contemplated thereby, whether or not the transactions contemplated thereby are consummated or this Agreement is terminated (collectively, the “Expenses”). Such Expenses shall be billed by the counsel for the Managers, the Forward Purchasers and the Forward Sellers to the Company upon execution of this Agreement and thereafter on a quarterly basis and paid promptly.

(c)    Notwithstanding the foregoing, in the event the Company engages a Manager, Forward Purchaser or Forward Seller for a sale of Shares in transaction that would constitute a “distribution,” within the meaning of Rule 100 of Regulation M under the Exchange Act or a “block” within the meaning of Rule 10b-18(a)(5) under the Exchange Act, the Company will provide the Managers, the Forward Purchasers and the Forward Sellers, at their request and upon reasonable advance notice to the Company, on or prior to the Settlement Date the opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 hereof, each dated the Settlement Date, and such other documents and information as the Managers, the Forward Purchasers or the Forward Sellers shall reasonably request, and the Company and the Managers, the Forward Purchasers and the Forward Sellers will agree to compensation that is customary for the Managers, the Forward Purchasers and/or the Forward Sellers, as the case may be, with respect to such transaction.

4.

Payment, Delivery and Other Obligations. (a) Settlement for sales of the Issuance Shares pursuant to this Agreement will occur on the second Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each such day, a “Issuance Shares Settlement Date”). On each Issuance Shares Settlement Date, the Issuance Shares sold through the relevant Manager for settlement on such date shall be issued and delivered by the Company to such Manager against payment of the net proceeds from the sale of such Issuance Shares. Settlement for all such Issuance Shares shall be effected by free delivery of the Issuance Shares by the Company or its transfer agent to such Manager’s or its designee’s account (provided that such Manager shall have given the Company written notice of such designee prior to the Issuance Shares Settlement Date) at The Depository Trust Company or by such other means of delivery as may be mutually agreed upon by the parties hereto, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, in return for payment in same day funds delivered to the account designated by the Company.

(b)    Each sale of Forward Hedge Shares will be settled as between the Forward Purchaser and the Forward Seller on each applicable Forward Hedge Settlement Date following the relevant Forward Date. On or before each Forward Hedge Settlement Date, the Forward Purchaser will, or will cause its transfer agent to, electronically transfer the Forward Hedge Shares being offered and sold by crediting the Forward Seller or its designee’s account at the Depository Trust Company through its Deposit/Withdrawal At Custodian System, or by such other means of delivery as may be mutually agreed upon by the Forward Purchaser and the Forward Seller and, upon receipt of such Forward Hedge Shares, which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form, the Forward Seller shall deliver to the Forward Purchaser the related portion of the Forward Hedge Price in same day funds delivered to an account designated by the Forward Purchaser prior to the relevant Forward Hedge Settlement Date.

(c)    If the Company, or its transfer agent (if applicable), shall default on its obligation to deliver the Issuance Shares on any Issuance Shares Settlement Date, the Company shall(i) hold such Manager harmless against any loss, claim, damage or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay such Manager any commission, discount or other compensation to which it would otherwise be entitled absent such default.

5.

Conditions to the Managers’, Forward Purchasers’ and Forward Sellers’ Obligations. The obligations of the Managers, the Forward Purchasers and the Forward Sellers are subject to the following conditions:

(a)    Since the later of (A) the date of this Agreement and (B) the immediately preceding Representation Date:

(i)    no order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose or pursuant to Section 8A under the Securities Act shall be pending before or threatened by the Commission;

(ii)    no downgrading shall have occurred in the rating accorded any debt securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined under Section 3(a)(62) in the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any debt securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading); and

(iii)    no event or condition of a type described in Section 1(A)(g) hereof shall have occurred or shall exist, which event or condition is not described in each of the General Disclosure Package (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) the effect of which in the judgment of any Manager, Forward Purchaser or Forward Seller makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the terms and in the manner contemplated by this Agreement, the General Disclosure Package and the Prospectus.

(b)    The Managers, the Forward Purchasers and the Forward Sellers shall have received on each Representation Date a certificate, dated such date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) and (ii) above and to the effect that (i) the representations and warranties of the Company contained in this Agreement are true and correct as of such date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date); (ii) the Company have complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before such date; (iii) the Prospectus Supplement, any Interim Prospectus Supplement and each Permitted Free Writing Prospectus have been timely filed with the Commission under the Securities Act (in the case of a Permitted Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act), and all requests for additional information on the part of the Commission have been complied with or otherwise satisfied; (iv) as of such date and as of each Time of Sale, if any, subsequent to the immediately preceding Representation Date, the Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading provided, however, that no certification is made with respect to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Managers, the Forward Purchasers and the Forward Sellers expressly for use in the Registration Statement; and (v) as of such date and as of each Time of Sale, if any, subsequent to the immediately preceding Representation Date, the General Disclosure Package did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no certification is made with respect to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Managers, the Forward Purchasers and the Forward Sellers expressly for use in the Registration Statement or the General Disclosure Package. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)    The Managers, the Forward Purchasers and the Forward Sellers shall have received on each Representation Date, an opinion and negative assurance letter of GableGotwals, outside counsel for the Company, dated such date, substantially in the form of the attached Exhibit D.

(d)    The Managers, the Forward Purchasers and the Forward Sellers shall have received on each Representation Date, an opinion and 10b-5 statement, addressed to the Managers, the Forward Purchasers and the Forward Sellers, of Hunton Andrews Kurth LLP, counsel for the Managers, with respect to such matters as the Managers may reasonably request, in form and substance reasonably satisfactory to the Manager, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

The opinion of counsel for the Company described in Section 5(c) above shall be rendered to the Managers, the Forward Purchasers and the Forward Sellers at the request of the Company and shall so state therein.

(e)    On each Representation Date, PricewaterhouseCoopers LLP shall have furnished to the Managers, the Forward Purchasers and the Forward Sellers, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Managers, the Forward Purchasers and the Forward Sellers, in form and substance reasonably satisfactory to the Managers, the Forward Purchasers and the Forward Sellers, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Prospectus; provided that the letters delivered on each such date shall use a “cut-off” date no more than three business days prior to the date of delivery of such letter (the first such letter from PricewaterhouseCoopers LLP, an “Initial Comfort Letter”) and updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort

Letter had it been given on such date and modified as necessary to relate to the Registration Statement, the Prospectus Supplement, the Prospectus or any issuer free writing prospectus, as amended and supplemented to the date of such letter.

(f)    All filings with the Commission required by Rule 424 under the Securities Act to have been filed by each Time of Sale or related Settlement Date shall have been made within the applicable time period prescribed for such filing by Rule 424 (without reliance on Rule 424(b)(8)).

(g)    The Shares shall have been approved for listing on the Exchange, subject only to a notice of issuance, at or prior to the applicable Settlement Date.

(h)    The Common Stock shall be an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

6.	Covenants of the Company. The Company covenants with the Managers, the Forward Purchasers and the Forward Sellers as follows:

(a)    Before making, preparing, using, authorizing, approving, referring to or filing any Permitted Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Prospectus, whether before or after the time that the Registration Statement becomes effective, the Company will furnish to the Managers, the Forward Purchasers and the Forward Sellers and their respective counsel a copy of the proposed Permitted Free Writing Prospectus, amendment or supplement for review and will not make, prepare, use, authorize, approve, refer to or file any such Permitted Free Writing Prospectus or file any such proposed amendment or supplement to which any Manager, Forward Purchaser or Forward Seller reasonably objects. The Company will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act during the Delivery Period; and the Company will furnish copies of the Prospectus and each Permitted Free Writing Prospectus (to the extent not previously delivered) to the Managers, the Forward Purchasers and the Forward Sellers in New York City prior to 10:00 A.M., New York City time, on the third business day next succeeding the date of this Agreement, or as promptly as practicable thereafter with respect to any Permitted Free Writing Prospectus first used after the date of this Agreement, in such quantities as the Managers, the Forward Purchasers or the Forward Sellers may reasonably request.

(b)    For the duration of the Delivery Period, to include in its Quarterly Reports on Form 10-Q, and in its Annual Reports on Form 10-K, a summary detailing, for the relevant reporting period, (i) the number of Shares sold through the Managers, the Forward Purchasers and the Forward Sellers pursuant to this Agreement, (ii) the net proceeds received by the Company from such sales and (iii) the compensation paid by the Company to the Managers, the Forward Purchasers and the Forward Sellers with respect to such sales (or alternatively, to prepare a prospectus supplement (each, an “Interim Prospectus Supplement”) with such summary information and, at least once a quarter and subject to

Section 6(a) above, file such Interim Prospectus Supplement pursuant to Rule 424(b) under the Securities Act (and within the time periods required by Rule 424(b) and Rules 430A, 430B or 430C under the Securities Act)).

(c)    To file any Permitted Free Writing Prospectus to the extent required by Rule 433 under the Securities Act and to provide copies of the Prospectus and such Prospectus Supplement and each Permitted Free Writing Prospectus (to the extent not previously delivered or filed on the Commission’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto) to the Managers, the Forward Purchasers and the Forward Sellers via electronic mail in “.pdf” format on such filing date to an electronic mail account designated by the Managers, the Forward Purchasers and the Forward Sellers and, at the request of the Managers, the Forward Purchasers or the Forward Sellers, to also furnish copies of the Prospectus and such Prospectus Supplement to the Exchange and each other exchange or market on which sales of the Shares were effected, in each case, as may be required by the rules or regulations of the Exchange or such other exchange or market.

(d)    During the Delivery Period, the Company will advise the Managers, the Forward Purchasers and the Forward Sellers promptly, and confirm such advice in writing, (i) when any amendment to the Registration Statement has been filed or becomes effective; (ii) when any supplement to the Prospectus or any amendment to the Prospectus or any Permitted Free Writing Prospectus has been filed; (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (iv) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (v) of the occurrence of any event within the Delivery Period as a result of which the Prospectus, the General Disclosure Package or any Permitted Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the General Disclosure Package or any such Permitted Free Writing Prospectus is delivered to a purchaser, not misleading; and (vi) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401 (g)(2) under the Securities Act; and the Company will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of the Prospectus or suspending any such qualification of the Securities and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof.

(e)    If, after the date hereof and during the Delivery Period, either (i) any event shall occur or condition shall exist as a result of which any of the General Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or

(ii) it is necessary to amend or supplement the General Disclosure Package to comply with law, the Company will immediately notify the Managers, the Forward Purchasers and the Forward Sellers thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Managers, the Forward Purchasers and the Forward Sellers, such amendments or supplements to the General Disclosure Package (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the General Disclosure Package as so amended or supplemented (including such documents to be incorporated by reference therein) will not, in the light of the circumstances under which they were made, be misleading or so that any of the General Disclosure Package will comply with law.

(f)    The Company will qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Managers, the Forward Purchasers or the Forward Sellers shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Shares; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g)    The Company will make generally available to its security holders and the Managers, the Forward Purchasers and the Forward Sellers as soon as practicable an earning statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement.

(h)    The Company shall pay all expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated or this Agreement is terminated, including without limitation such costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, the Basic Prospectus, the Prospectus, each Prospectus Supplement, each Permitted Free Writing Prospectus and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Managers, the Forward Purchasers and the Forward Sellers (including costs of mailing and shipment), (ii) the registration, issue, sale and delivery of the Shares including any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the Shares, (iii) the producing, word processing and/or printing of this Agreement, any Powers of Attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to the Managers (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state laws and the determination of their eligibility for investment under state or foreign law (including the reasonable legal fees and filing fees and other disbursements of U.S. or other foreign counsel for the Managers, the Forward Purchasers and the Forward Sellers) and the printing and furnishing of copies of any blue sky surveys, (v) the listing of the Shares on the NYSE and any other securities exchange and any registration thereof under the Exchange Act,

(vi) any filing with, and any review of the public offering of the Shares by, FINRA, including the reasonable legal fees and other reasonable disbursements of counsel for the Managers relating to FINRA matters, and (vii) the reasonable fees and disbursements of the Company’s and Managers’, Forward Sellers’ and Forward Purchasers’ counsel and of the Company’s accountants as further described in Section 3(b) above. Except as set forth in this Section 6, Section 3(b) and Section 8, the Managers, the Forward Purchasers and the Forward Sellers will pay all of their other out-of-pocket costs and expenses incurred in connection with entering into the Transaction Documents and the transactions contemplated thereby, including, without limitation, travel and similar expenses, whether or not the transactions contemplated thereby are consummated or any such Transaction Document is terminated.

(i)    If the third anniversary of the initial effective date of the Registration Statement occurs before all the Shares have been sold and this Agreement remains in full force and effect, prior to such third anniversary, to file, subject to Section 6(a), a new shelf registration statement and to take any other action necessary to permit the public offering of the Shares to continue without interruption (references herein to the Registration Statement shall include the new registration statement declared effective by the Commission).

(j)    To use its commercially reasonable efforts to cause the Shares to be listed for trading on the Exchange and to maintain such listing.

(k)    Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus is amended or supplemented (other than a prospectus supplement relating solely to the offering of Shelf Securities other than the Shares) or (ii) there is filed with the Commission any document incorporated by reference into the Prospectus (other than a Current Report on Form 8-K, unless the Managers, the Forward Purchasers or the Forward Sellers shall otherwise reasonably request) (such commencement date (and any such recommencement date, if applicable) and each such date referred to in (i) and (ii) above, a “Representation Date”), to furnish or cause to be furnished to the Managers, the Forward Purchasers and the Forward Sellers forthwith a certificate dated and delivered as of such date, in form reasonably satisfactory to the Managers, the Forward Purchasers and the Forward Sellers, to the effect that the statements contained in the certificate referred to in Section 5(b) of this Agreement are true and correct at the time of such commencement, recommencement, amendment, supplement or filing, as the case may be, as though made at and as of such time modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate.

(l)    On each Representation Date, the Company shall cause to be furnished to the Managers, the Forward Purchasers and the Forward Sellers, dated as of such date, in form and substance satisfactory to the Managers, the Forward Purchasers and the Forward Sellers, the written opinion and negative assurance letter of GableGotwals, outside counsel for the Company, as described in Section 5(c), modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion.

(m)    On each Representation Date, Hunton Andrews Kurth LLP, counsel to the Managers, shall furnish to the Managers, the Forward Purchasers and the Forward Sellers a written opinion and negative assurance letter, dated as of such date in form and substance reasonably satisfactory to the Managers, the Forward Purchasers and the Forward Sellers.

(n)    If the Company has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Company or the Common Stock, it shall promptly notify the Managers, the Forward Purchasers and the Forward Sellers and sales of the Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(o)    The Company agrees that any offer to sell, any solicitation of an offer to buy, or any sales of Shares by the Company shall be effected only by or through one Manager, Forward Purchaser or Forward Seller on any business day.

With respect to Sections 6(l) and 6(m) above, in lieu of delivering such an opinion and negative assurance letter for dates subsequent to the commencement of the offering of the Shares under this Agreement such counsel may furnish the Managers, the Forward Purchasers and the Forward Sellers with a letter (a “Reliance Letter”) to the effect that the Managers, the Forward Purchasers and the Forward Sellers may rely on a prior opinion and negative assurance letter delivered under Section 6(l) or Section 6(m), as the case may be, to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of such subsequent date).

(p)    Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder) and each time that (i) the Registration Statement or the Prospectus is amended or supplemented to include additional financial information, (ii) the Company files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q, (iii) the Company files an Earnings 8-K, (iv) there is filed with the Commission any document (other than an Annual Report on Form 10-K or Quarterly Report on Form 10-Q) incorporated by reference into the Prospectus which contains additional or amended financial information or (v) on such other dates as may be reasonably requested by the Managers, the Forward Purchasers or the Forward Sellers, PricewaterhouseCoopers LLP, independent public accountant of the Company, shall deliver to the Managers, the Forward Purchasers and the Forward Sellers the comfort letter described in Section 5(g), as applicable.

(q)    To comply with the Due Diligence Protocol attached hereto on Schedule III and any other due diligence review or call reasonably requested by any Manager, Forward Purchaser and Forward Seller.

(r)    To reserve and keep available at all times, free of preemptive rights, shares of the Company’s Common Stock for the purpose of enabling the Company to satisfy its obligations hereunder.

(s)    That it consents to the Managers, the Forward Purchasers and the Forward Sellers trading in the Common Stock for each Manager’s, each Forward Purchaser’s and each Forward Seller’s own accounts, respectively, and for the account of their respective clients at the same time as sales of the Shares occur pursuant to this Agreement.

(t)    That each acceptance by the Company of an offer to purchase the Shares hereunder shall be deemed to be an affirmation to the Managers, the Forward Purchasers and the Forward Sellers that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Time of Sale and the Settlement Date for the Shares relating to such acceptance as though made at and as of each of such dates (except (i) that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares and (ii) to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date).

(u)    Not to, or publicly disclose an intention to, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to sell or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of the Common Stock or securities convertible into or exchangeable or exercisable for the Common Stock or warrants or other rights to purchase the Common Stock or any other securities of the Company that are substantially similar to the Common Stock or permit the registration under the Securities Act of any shares of the Common Stock, except for (i) the registration of the Shares and the sales through the Managers, the Forward Purchasers and the Forward Sellers pursuant to this Agreement, (ii) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Prospectus, (iii) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company, (iv) any shares of Common Stock issued pursuant to any non-employee director stock plan, dividend reinvestment plan or stock purchase plan of the Company, or (v) any shares of Common Stock upon settlement or termination of any Forward Contract, during the Delivery Period, without (A) giving the Managers, the Forward Purchasers and the Forward Sellers at least three business days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale and (B) the Managers, the Forward Purchasers and the Forward Sellers suspending activity under this program for such period of time as requested by the Company.

(v)    Under no circumstances shall the Company cause or request the offer or sale of any Shares if, after giving effect to the sale of such Shares, the aggregate offering price of the Shares sold pursuant to this Agreement would exceed the lesser of (i) the $250,000,000, (ii) the amount available for offer and sale under the currently effective Registration Statement, or (iii) the amount authorized from time to time to be issued and sold under this Agreement by the Board of Directors of the Company or a duly authorized committee thereof. Under no circumstances shall the Company cause or request the offer or sale of any Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Board of Directors of the Company and notified to Manager or a Forward Seller, as applicable, in writing.

7.

Covenants of the Managers, the Forward Purchasers and the Forward Sellers. Each Manager, Forward Purchaser and Forward Seller covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of any Manager, Forward Purchaser or Forward Seller that otherwise would not be required to be filed by the Company thereunder, but for the action of such Manager, Forward Purchaser or Forward Seller.

8.

Indemnity and Contribution. (a) Indemnification of the Managers, Forward Purchasers and Forward Sellers. The Company agrees to indemnify and hold harmless each Manager, Forward Purchaser and Forward Seller, and each of their respective affiliates (within the meaning of Rule 405 under the Securities Act), directors and officers and each person, if any, who controls such Manager, Forward Purchaser or Forward Seller within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses reasonably incurred in connection with any suit action or proceeding, or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement), the General Disclosure Package, any free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Permitted Free Writing Prospectus or the General Disclosure Package, arising out of or based upon any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, except insofar as such losses, claims, damages or liabilities arising out of or based upon any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Managers, the Forward Purchasers or the Forward Sellers furnished to the Company in writing by the Managers, the Forward Purchasers or the Forward Sellers expressly for use therein; it being understood and agreed upon that such information shall consist solely of the following: the Managers’, the Forward Purchasers’ or the Forward Sellers’ names, and the fourth sentence of the first paragraph under the heading “Plan of Distribution (Conflicts of Interest)” in the Prospectus Supplement.

(b)    Indemnification of the Company. Each Manager, Forward Purchaser, and Forward Seller agrees, severally and not jointly, to indemnify and hold harmless the Company and its directors and officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Managers, the Forward Purchasers and the Forward Sellers, but only with reference to information relating to the Managers, the Forward Purchasers and the Forward Sellers furnished to the Company in writing by the Managers, the Forward Purchasers or the Forward Sellers expressly for use in the Registration Statement, the Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement), the General Disclosure Package, any free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or any amendment or supplement thereto; it being understood and agreed that the only such information shall consist of the information described as such in subsection (a) above.

(c)    Notice and Procedures. In case any proceeding (including any governmental or regulatory investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnification may be sought (the “indemnifying party”) in writing; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under Section 8(a) or 8(b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under Section 8(a) or 8(b) above. If any such proceeding shall be brought or asserted against an indemnified party and it shall have notified the indemnifying party thereof, the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party (who shall not, without the consent of the indemnified party, be counsel to the indemnifying party) to represent the indemnified party and any others entitled to indemnification pursuant to this Section 8 that the indemnifying party may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm shall be designated in writing by the Managers, the Forward Purchasers or the Forward Sellers, in

the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party, in form and substance reasonably satisfactory to such indemnifying party, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)    Contribution. To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by each of the Company, the Managers, the Forward Purchasers and the Forward Sellers from the offering of the Shares or (ii) if the allocation provided by Section 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 8(d)(i) above but also the relative fault of the Company on the one hand and the Managers, the Forward Purchasers and the Forward Sellers, on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, the Managers, the Forward Purchasers and the Forward Sellers shall be equal to (a) in the case of the Company, the sum of (x) the Actual Sold Forward Amount for each Forward under this Agreement, multiplied by the Volume-Weighted Hedge Price for such Forward, and (y) the aggregate market price for the Issuance Shares sold by the Managers under this Agreement, (b) in the case of a Manager, the total commissions received from the sale of Issuance Shares under this Agreement, (c) in the case of a Forward Seller, the Actual Sold Forward Amount for each Forward under this Agreement, multiplied by the Volume-Weighted Hedge Price for such Forward, multiplied by the Forward Hedge Selling Commission for such Forward, and (d) in the case of a Forward Purchaser, the net Spread (as such term is defined in the relevant Forward Contract and net of any related stock borrow costs or other costs or expenses actually incurred) multiplied by the Forward Hedge Amount for each Forward Contract executed in connection with this Agreement. The relative fault of each of the Company, the Managers, the Forward Purchasers and the Forward Sellers shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by each such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)    Limitation on Liability. The Company and the Managers, the Forward Purchasers and the Forward Sellers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Managers, the Forward Purchasers and the Forward Sellers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, by reason of such untrue or alleged untrue statement or omission or alleged omission, (i) no Manager shall be required to contribute any amount in excess of the amount by which the total price at which the Issuance Shares sold by it were offered to the public exceeds the amount of any damages that such Manager has otherwise been required to pay, (ii) no Forward Seller shall be required to contribute any amount in excess of the aggregate Forward Hedge Selling Commissions received by it under this Agreement and (iii) no Forward Purchaser shall be required to contribute any amount in excess of the net Spread (as such term is defined in the relevant Forward Contract and net of any related stock borrow costs or other costs or expenses actually incurred) multiplied by the Forward Hedge Amount for all Forward Contracts executed in connection with this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)    Non-Exclusive Remedies. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(g)    Survival. The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Manager, Forward Purchaser, or Forward Seller, any person controlling any Manager, Forward Purchaser, or Forward Seller or any affiliate of any Manager, Forward Purchaser, or Forward Seller or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Shares.

9.	Effectiveness. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

10.

Termination. (a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. Any such termination shall be without liability of any party to any other party, except that (i) with respect to any pending sale through any Manager or Forward Seller for the Company, the obligations of the Company, including, but not limited to, its obligations under Section 4 above, shall remain in full force and effect notwithstanding such termination; and (ii) the provisions of Section 1, Section 3(b) and Section 8 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b)    The Managers, the Forward Purchasers and the Forward Sellers shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. Any such termination pursuant to this Section 10 shall be without liability of any party to any other party except that (i) with respect to any pending sale through a Manager or a Forward Seller for the Company, the obligations of the Company, including, but not limited to, its obligations under Section 4 above, shall remain in full force and effect notwithstanding such termination; and (ii) the provisions of Section 1, Section 3(b) and Section 8 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c)    This Agreement shall remain in full force and effect until and unless terminated pursuant to Section 10(a) or (b) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement or pursuant to Section 10(a) or (b) above shall in all cases be deemed to provide that Section 1, Section 3(b) and Section 8 of this Agreement shall remain in full force and effect.

(d)    Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Managers, the Forward Purchasers, and the Forward Sellers or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Shares, such sale shall settle in accordance with the provisions of Section 4.

(e)    Unless earlier terminated pursuant to this Section 10, this Agreement shall automatically terminate upon the issuance and sale of all of the Shares through the Managers, the Forward Purchasers and the Forward Sellers on the terms and subject to the conditions set forth herein with an aggregate gross sale price equal to the $250,000,000.

11.

Entire Agreement. (a) This Agreement represents the entire agreement between the Company and the Managers, the Forward Purchasers and the Forward Sellers with respect to the preparation of any Registration Statement, Prospectus Supplement or the Prospectus, the conduct of the offering and the sale and distribution of the Shares.

(b)    The Company acknowledges that in connection with the offering of the Shares: (i) the Managers, the Forward Purchasers and the Forward Sellers have acted and will act at arm’s length and owes no fiduciary duties to the Company or any other person, (ii) the Managers, the Forward Purchasers and the Forward Sellers owe the Company only those duties and obligations set forth in this Agreement, any contemporaneous written agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Managers, the Forward Purchasers and the Forward Sellers may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Managers, the Forward Purchasers and the Forward Sellers arising from an alleged breach of fiduciary duty in connection with the sale and distribution of the Shares.

12.

Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

13.	Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.	Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

15.

Recognition of the U.S. Special Resolution Regimes. (a) In the event that a Manager, a Forward Purchaser, or a Forward Seller that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such party that is a Covered Entity of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)     In the event that a Manager, a Forward Purchaser, or a Forward Seller is a Covered Entity or a BHC Act Affiliate of the Manager, the Forward Purchaser, or the Forward Seller that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights under this Agreement that may be exercised against such party that is a Covered Entity are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 15 a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k) or 1813(w), as applicable. “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

16.

Notices. All communications hereunder shall be in writing and effective only upon receipt. Notices to the Managers shall be given to Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attention: Equity Syndicate Desk, with a copy to the Legal and Compliance Division; to BofA Securities, Inc., One Bryant Park, New York, NY 10036, Facsimile: (646) 855-3073, Attention: Syndicate Department, with a copy to: Facsimile: (212) 230-8730, Attention: ECM Legal; and to Mizuho Securities USA LLC, 1271 Avenue of the Americas, New York, New York 10020, Facsimile: (212) 205-8400, Attention of Equity Capital Markets Desk, Email: US-ECM@mizuhogroup.com. Notices to the Forward Sellers shall be given to Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036-8293, Attention: Usman Khan, Email: Usman.S.Khan@morganstanley.com; to BofA Securities, Inc., One Bryant Park, New York, NY 10036, Facsimile: (646) 855-3073, Attention: Syndicate Department, with a copy to: Facsimile: (212) 230-8730, Attention: ECM Legal; and to Mizuho Securities USA LLC, 1271 Avenue of the Americas, New York, New York 10020, Facsimile: (212) 205-8400, with a copy to: Legal Department, Email: legalnotices@mizuhogroup.com; and to the Forward Purchasers to Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036-8293, Attention: Usman Khan, Email: Usman.S.Khan @morganstanley.com; to Bank of America, N.A., One Bryant Park, New York, NY 10036, Attn: Rohan Handa, Email: rohan.handa@bofa.com; and to Mizuho Markets Americas LLC, 1271 Avenue of the Americas, New York, New York 10020, Facsimile: (212) 205-8400, with a copy to: Legal Department, Email: swapslegal@mizuhogroup.com, in each case, with a copy (which shall not constitute notice) to: Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attention: Mark M. Mendez. Notices to the Company shall be given to it at 15 East Fifth Street, Tulsa, Oklahoma 74103, Facsimile: 918-947-6117; Attention: General Counsel, with a copy (which shall not constitute notice) to GableGotwals, 1100 ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74104, Attention: Jordan Edwards, Email jedwards@gablelaw.com.

[Signature page follows]

Very truly yours,

ONE GAS, INC.

By:	/s/ Caron A. Lawhorn
Name: Caron A. Lawhorn
Title: Senior Vice President, Chief Financial Officer

Accepted as of the date first written above

MORGAN STANLEY & CO. LLC

As Manager, Forward Purchaser and Forward Seller

By:	/s/ James Watts
Name: James Watts
Title: Executive Director

BOFA SECURITIES, INC.

As Manager and Forward Seller

By:	/s/ Ahmad Masud
Name: Ahmad Masud
Title: Managing Director

MIZUHO SECURITIES USA LLC

As Manager and Forward Seller, and as agent

for Mizuho Markets Americas LLC, as forward purchaser

By:	/s/ Jake Mendelsohn
Name: Jake Mendelsohn
Title: Managing Director

BANK OF AMERICA, N.A.

As Forward Purchaser

By:	/s/ Stephen F.X. Roney
Name: Stephen F.X. Roney
Title: Managing Director

MIZUHO MARKETS AMERICAS LLC

As Forward Purchaser

By:	/s/ Adam Hopkins
Name: Adam Hopkins
Title: Attorney-in-Fact